STOCK EXCHANGE AGREEMENT

     THIS STOCK EXCHANGE AGREEMENT ("Agreement") is entered into this _____ of January, 1999, by and among Proactive Technologies, Inc.., a Delaware corporation (hereinafter referred to as "Buyer"); and Mark Conner (hereinafter referred to as "Seller").

     WHEREAS, Seller is the owner of record and beneficially owns Five Million (5,000,000) shares of the issued and outstanding shares of Common Stock of Proactive Technologies, Inc. (the "Shares"); and

     WHEREAS, Seller desires to sell all of the Shares to Buyer, and Buyer desires to purchase the Shares, upon the terms and conditions set forth herein, and

     WHEREAS, the parties intend that the exchange of Shares for shares of Seller's common stock, as contemplated herein, qualify as a tax free transaction under Section 368 of the Internal Revenue Code.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.

SALE AND PURCHASE OF THE SHARES

     1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined in paragraph 1.2 below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Shares listed in Exhibit "A", attached hereto.

     1.2 Closing. The purchase shall be consummated at a closing ("Closing") to take place at 11:00 o'clock a.m., at the offices of Seller's counsel on January ___, 1999 ("Closing Date").

     1.3 Purchase Price. The aggregate purchase price ("Purchase Price") for the Shares shall be One Hundred (100) shares of Henry Holdings, Inc., a Florida corporation ("Henry") common stock, attached hereto as Exhibit"B" which represents 100% of all the issued and outstanding shares of Henry.

     1.4 Other Agreements. At the Closing, the indicated parties shall execute and deliver the following additional agreements in substantially the form attached hereto:

     (a) Stock certificates representing all of the Shares, duly endorsed to Buyer and in blank or assignments separate from the certificates, transferring the Shares from Seller to Buyer, copies of which are attached hereto as Exhibit "C".

          (b)Consulting Agreement between Buyer and Mark Conner attached hereto as Exhibit "D".

          (c)Resignation of Mark Conner as President and Director of Proactive Technologies, Inc. and all of its subsidiaries.

          (d)Mutual Release Agreement between Buyer and Seller attached hereto as Exhibit "E".

          (e)Indemnification Agreement attached hereto as Exhibit "F".

          (f)Profit Sharing Agreement attached hereto as Exhibit "G".

     1.5 Basic Agreements and Transactions Defined. This Agreement and the other agreement listed in paragraph 1.4, are sometimes referred to as the "Basic Agreements". The transactions contemplated by the Basic Agreements are sometimes referred to as the "Transactions".


II.

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer, with respect to the Shares owned by Seller, as follows:

     (a)     Title to the Shares.   Seller owns at Closing and of record and
beneficially the number of the Shares listed in Exhibit "A", of the Company, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

     (b) Authorization of Transaction. The Seller has full power and authority (including, if the Seller is a corporation, full corporate power and authority) to execute and deliver the Basic Agreements and to perform his obligations thereunder. The Basic Agreements constitute a valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Basic Agreements.

          (c)Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     2.2     Representations and Warranties of Buyer.  Buyer represents and
warrants to Seller as      follows:

     (a) Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Buyer has all requisite corporate power and authority to complete this transaction and carry on its business. Buyer is duly qualified and in good standing with the State of Delaware.

     (b) Authorization of Transaction. The Buyer has full power and authority (including, if the Buyer is a corporation, full corporate power and authority) to execute and deliver the Basic Agreements and to perform his obligations thereunder. The Basic Agreements constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization , consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Basic Agreements.

            (c)        Assets of Henry.  which will have $700,000 in cash and
Golden Eagle tract of property, which is currently under contract with the Hobbs group, Twin Action realty, and which consists of the following property: 38 lots in The Landing at Golden Eagle Phase I, 39 developed lots in Golden Eagle Units 5 & 7, 40 lots in Golden Eagle Unit 8, raw land for The Landings at Golden Eagle Phase II, raw land for Golden Eagle Unit 6, and the office building located at 7118 Beech Ridge Trail, Tallahassee, Florida.

III.

CONDITIONS PRECEDENT TO THE
OBLIGATIONS OF BUYER TO CLOSE

     The obligation of Buyer to close the Transactions contemplated hereby is subject to the fulfillment by Seller prior to Closing of each of the following conditions, which may be waived in whole or in part by Buyer:

     3.1 Compliance with Representations and Warranties . The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made at the Closing. Seller shall have performed all agreements, covenants and conditions required to be performed by Seller prior to the Closing.

     3.2 No Legal Proceedings. No suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

     3.3 Documents to be Delivered by Seller. The Company and Seller shall have delivered the following documents:

     (a) Stock certificates representing all of the Shares, duly endorsed to Buyer and in blank or accompanied by duly executed stock powers, copies of which are attached as Exhibit "B".

     (b) Such other documents or certificates as shall be reasonably required by Buyer or its counsel in order to close and consummate this Agreement.

IV.

CONDITIONS PRECEDENT TO THE
OBLIGATIONS OF SELLER TO CLOSE

     The obligation of Seller to close the Transactions is subject to the fulfillment prior to Closing of each of the following conditions, any of which may be waived in whole or in part by Seller:

     4.1 Compliance with Representations, Warranties and Covenants. The representations and warranties made by Buyer in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing, and Buyer shall have performed all agreements, covenants and conditions required to be performed by Buyer prior to the Closing.

     4.2 No Legal Proceedings. No suit, action or other legal or administrative proceedings before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

     4.3 Other Agreements. All parties other than Seller shall have executed and delivered the Basic Agreements.

     4.4 Payments. Buyer shall deliver stock certificates to Seller representing all of the issued and outstanding shares of Henry Holdings, Inc.
duly endorsed to Seller.   At Closing, the Company shall execute two deeds to
be held in escrow, one deeding the aforementioned Golden Eagle tract property to Twin Action Properties, Inc., pursuant to the existing contract, and another deeding the same property to Henry Holdings, Inc., a Florida corporation, which deed is to be recorded in the event that Twin Action does not consummate its transaction by January 28, 1999.

     4.5 Assignment of Agreements. The Company agrees to assign both its agreement with the Golden Eagle Country Club and its agreement with Talquin Electric Cooperative to the party receiving the deed to the property at Closing.

V.

MODIFICATION, WAIVERS, TERMINATION
AND EXPENSES

     5.1 Modification. Buyer and Seller may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing.

     5.2 Waivers. Buyer and Seller may in writing extend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein.

     5.3 Termination and Abandonment. This Agreement may be terminated and the purchase of the Shares may be abandoned before the Closing:

     (a)     By the mutual consent of Seller and Buyer;

     (b) By Buyer, if the representations and warranties of Seller set forth herein shall not be accurate, or the conditions precedent set forth in
Article III shall have not have been satisfied, in all material respects; or

     (c) By Seller, if the representations and warranties of Buyer set forth herein shall not be accurate, or the conditions precedent set forth in
Article IV shall not have been satisfied in all material respects.

     Termination shall be effective on the date of receipt of written notice specifying the reasons therefor.


VI.

MISCELLANEOUS

     6.1 Representations and Warranties to Survive. Unless otherwise provided, all of the representations and warranties contained in this Agreement and in any certificate, exhibit or other document delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years. No investigation made by any party hereto or their representatives shall constitute a waiver of any representation or warranty, and no such representation or warranty shall be merged into the Closing.

     6.2 Binding Effect of the Basic Agreements. The Basic Agreements and the certificates and other instruments delivered by or on behalf of the parties pursuant thereto, constitute the entire agreement between the parties. The terms and conditions of the Basic Agreements shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto. Nothing in the Basic Agreements, expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives and assigns. Whenever Seller is authorized to act hereunder, any action authorized by members of Seller holding a majority of the Shares shall be deemed the act of and binding on all members of Seller.

     6.3 Applicable Law. The Basic Agreements are made pursuant to, and will be construed under, the laws of the State of Florida.

     6.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given when delivered or mailed, first class postage prepaid:


          (a)     If to Seller, to:

                    Mark Conner
                    2500 Deerlake Road
                    Tallahassee, FL   32312
                    Telephone:  (850) 668-0083

          (b)     If to Buyer, to:

                    Proactive Technologies, Inc.
                    ATTN: Arthur Weiss
                    7118 Beech Ridge Trail
                    Tallahassee, FL 32312
                    Telephone:  (850) 668-8500
                    Fax: (850) 668-9100

     These addresses may be changed from time to time by written notice to the other parties.

     6.5 Headings. The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.

     6.6 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

     6.7 Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable under applicable law this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

     6.8 Forbearance; Waiver. Failure to pursue any legal or equitable remedy or right available to a party shall not constitute a waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of subsequent default or breach.

     6.9 Attorneys' Fees and Expenses. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

     6.10 Expenses. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.
     6.11 Integration. This Agreement and all documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the Transactions, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This Agreement has been negotiated by and submitted to the scrutiny of both Seller and Buyer and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by either party hereto or its counsel.





IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first written above.





                              "BUYER"

                              PROACTIVE TECHNOLOGIES, INC.



                              By:________________________________
                                   Arthur Weiss, Vice-President



                              "SELLER"




                              ___________________________________
                              Mark Conner






List of Exhibits to Agreement:
A     Shares of Stock Owned by Seller
B     Outstanding Warrants, Options, Calls with regard to its Stock
C     Contracts and Agreements of the Company re Profits or Assets
D     Undisclosed Liabilities
E     Exceptions to Title
F     Insurance held by the Company
G     Transactions with Certain Persons
H     Material Contracts of the Company
I     Employment Matters of the Company
J     Authorizations of the Company
L     Outstanding Rights, Options, Warrants, Commitments etc. to
      Issue Shares of Buyer
K     Employment Matters of Buyer
L     Authorizations of Buyer